UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 29, 2006

CALIPER LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28229	33-0675808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 Elm Street, Hopkinton, Massachusetts		01748
(Address of Principal Executive Offices)		(Zip Code)

(508) 435-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Forum 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On March 29, 2006, the Board of Directors (the “Board”) of Caliper Life Sciences, Inc., a Delaware corporation (“Caliper”), upon the recommendation of the Compensation Committee of the Board, approved bonuses for calendar year 2005 and annual salaries effective as of March 1, 2006 for Mr. E. Kevin Hrusovsky, Caliper’s Chief Executive Officer, and the other named executive officers set forth on the Summary Compensation Sheet for 2006 attached as Exhibit 10.20 to this Current Report and incorporated herein by reference (the “Summary Compensation Sheet”).

Mr. Hrusovsky’s 2005 bonus was determined by the Board based upon the terms of the Key Employee Agreement between Mr. Hrusovsky and Caliper and the Board’s evaluation of Mr. Hrusovsky’s performance as Caliper’s CEO during 2005. The bonuses for 2005 for the other named executive officers listed in the Summary Compensation Sheet were determined by the Board based upon the terms of the Caliper Performance Bonus Plan (the “Performance Bonus Plan”) and the Board’s evaluation of such officers’ performance of their respective employment responsibilities during 2005. As contemplated by the Performance Bonus Plan, the Board has established corporate performance metrics for 2006 based on Caliper’s 2006 revenue, Caliper’s 2006 EBITDA, Caliper’s 2006 cash flow from continuing operations, and Caliper’s year-end cash position.

In addition to these named executive officers, the Board also approved annual base salaries and, in certain cases 2005 performance bonuses, for eight other executive officers in amount commensurate to their position and role with Caliper.

ITEM 9.01. Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Exhibit

10.20	Summary Compensation Sheet for 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIPER LIFE SCIENCES, INC.

Date: April 4, 2006	By:	/s/ Thomas T. Higgins
Thomas T. Higgins
Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.20	Summary Compensation Sheet for 2006